Exhibit 5

                           McGuire, Woods,
                       Battle & Boothe, L.L.P.
                          One James Center
                         Richmond, VA  23219

                           January 26, 1995





Jefferson Bankshares, Inc.
123 East Main Street
P. O. Box 711
Charlottesville, VA  22902

Gentlemen:

     We have acted as counsel for Jefferson Bankshares, Inc., a Virginia corporation ("Jefferson"), in connection with and have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by Jefferson with the Securities and Exchange Commission (the "SEC") with respect to the offer and sale of One Hundred Fifty Thousand (150,000) shares of common stock, par value $2.50 per share (the "Common Stock"), of Jefferson pursuant to, and an indeterminate amount of participation interests in, the Jefferson Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the "Plan").

     We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Company, the Plan and such other documents, instruments and records as we have deemed necessary and advisable for purposes of this opinion. In rendering this opinion, we have relied upon certificates of public officials and officers of Jefferson.

     Base on the foregoing, we are of the opinion that the shares of Common Stock to be issued in connection with the Plan have been duly authorized and, when such shares are issued and sold upon the terms set forth in the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.

                         Very truly yours,



                         McGuire, Woods, Battle & Boothe, L.L.P.

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